Exhibit 10.2

COASTAL FINANCIAL CORPORATION

DIRECTOR’S STOCK BONUS PLAN

ARTICLE 1. PURPOSE OF THE PLAN

The purpose of this Coastal Financial Corporation Director’s Stock Bonus Plan (“Plan”) is to promote the long-term success of Coastal Financial Corporation (“Corporation”) and to create shareholder value by (a) encouraging Non-Employee Directors (“Directors”) to focus on critical long-range objectives; (b) encouraging the attraction and retention of Directors with exceptional qualifications and (c) linking Directors directly to shareholder interests through increased stock ownership. The Plan seeks to achieve this purpose by providing for automatic and non-discretionary grants of stock to Directors.

The Plan will be governed by, and construed in accordance with, the laws of the State of Washington.

ARTICLE 2. ADMINISTRATION

2.1	Board Administration. The Plan will be administered by the Board of Directors of the Corporation (“Board”).

2.2	Responsibilities. The Board shall interpret the Plan and make all decisions relating to the operation of the Plan. The Board may adopt such rules or guidelines as it deems appropriate to implement the Plan. The Board’s determinations under the Plan will be final and binding on all persons.

ARTICLE 3. RESTRICTED STOCK

3.1	Shares Available for Grants. The maximum number of shares of the Corporation’s Common Stock (“Restricted Stock”) that may be issued under the Plan shall not be more than 50,000, subject to adjustment as provided in section 3.2. In the event shares of the Restricted Stock are forfeited prior to the end of the period during which the restrictions on the Restricted Stock expire, the forfeited shares of Restricted Stock will become available for future issuance under the Plan.

3.2	Stock Certificate. Each Director who receives shares of Restricted Stock hereunder may, but need not, be issued a stock certificate in respect of such shares of Restricted Stock. Each certificate, if any, issued to a Director shall be registered in the name of such Director and, during the applicable Restricted Period, shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such shares of Restricted Stock, substantially in the following form:

“The transferability of the certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Coastal Financial Corporation Director’s Stock Bonus Plan. A copy of such Plan is on file in the offices of Coastal Financial Corporation, 2817 Colby Avenue, Everett, Washington, 98201.

The Committee may require that any stock certificate issued in the name of a Director evidencing shares of Restricted Stock be held in the custody of the Company until the restrictions thereon shall have lapsed, and that, as a condition of the issuance of a certificate for Restricted Stock, the Director shall have delivered to the Corporation a stock power, endorsed in blank, relating to the shares covered by such certificate.

In lieu of the issuance of a certificate for any shares of Restricted Stock during the applicable Restricted Period, a “book entry” (i.e., a computerized or manual entry) may be made in the records of the Corporation to evidence the ownership of such shares of Restricted Stock in the name of the applicable Director.

3.3	Stock Restrictions and Conditions. The shares of Restricted Stock received by a Director under the Plan shall be subject to the following restrictions and conditions:

a)	Subject to the provisions of this Plan, shares of Restricted Stock received hereunder may not be sold, transferred, pledged or assigned until the shares are vested. Shares of Restricted Stock will vest two years from the date of grant, so long as the Director is a Director of the Corporation at the time of vesting.

b)	The Director will have the right to vote or direct the vote of his or her shares of Restricted Stock, whether vested or unvested, and will have the right to receive any regular cash dividends on all such shares of Restricted Stock. Shares of Common Stock received as a result of a stock dividend or stock split with respect to shares of unvested Restricted Stock will be treated as additional shares of unvested Restricted Stock. The Board will in its sole discretion determine the Director’s rights with respect to any other extraordinary dividends on the shares of unvested Restricted Stock.

c)	Certificates for shares of Restricted Stock will be delivered to the Director promptly after they are vested. If certificates evidencing such shares of Restricted Stock were previously issued bearing the legend set forth in section 3.2 hereof, such certificates will be canceled, and new certificates not bearing such legend will be issued for delivery to the Director.

d)	Upon termination of a Director’s engagement with the Company for any reason other than death, total and permanent disability (i.e., unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than one year) (“Disability”) or retirement at age 72, such Director will forfeit all unvested Restricted Stock, and shall be entitled to receive nothing in lieu thereof.

e)	In the event of the removal of the Director from the Corporation as the result of the death or Disability of such Director, the rights of such Director in and to the shares of Restricted Stock held by or for the account of such Director will immediately vest and such shares of Restricted Stock will no longer be subject to forfeiture hereunder.

f)	In the event of a Director’s retirement from the Board of the Corporation at age 72 pursuant to the Corporation’s Director retirement policy, the rights of such Director in and to the shares of Restricted Stock held by or for the account of such Director will immediately vest and such shares of Restricted Stock will no longer be subject to forfeiture hereunder.

g)	Any other provision of the Plan notwithstanding, the obligation of the Corporation to issue shares of Restricted Stock under the Plan will be subject to all applicable laws, rules and regulations and such approval by any regulatory body as may be required.

ARTICLE 4. AUTOMATIC STOCK GRANTS TO NON-EMPLOYEE DIRECTORS

4.1	Annual Grant. Within 3 weeks following the conclusion of the year, each Director who has attended a minimum of seventy-five percent (75%) of the regular and special meetings of the Board in the prior year will receive a grant of that number of shares of Restricted Stock having a value of $2,000.00 as of that date, as determined by the Board (“Grant”).

4.2	Notice of Restricted Stock Award. Each Grant under the Plan will be evidenced will be evidenced by a Notice of Restricted Stock Award between the Grantee and the Corporation. Such Grant will be subject to all applicable terms of the Plan and may be subject to other terms that are not inconsistent with the Plan.

ARTICLE 5. PROTECTION AGAINST DILUTION

5.1	Adjustments. In the event of any change in the outstanding capital stock of the Corporation by reason of any stock split, stock dividend, recapitalization, merger, consolidation, reorganization, combination or exchange of shares or other similar event and such change equitably requires an adjustment in the number or kind of shares that may be issued under the Plan, such adjustment will be made by the Board and will be conclusive and binding for all purposes of the Plan.

5.2	Dissolution or Liquidation. If the Corporation or the shareholders of the Corporation enter into an agreement to dispose of all or substantially all of the assets or shares by means of a sale, a reorganization, a liquidation, or otherwise, all restrictions on any shares of Restricted Stock granted hereunder will be immediately removed and such shares will be deemed fully vested and no longer subject to forfeiture.

ARTICLE 6. FUTURE OF THE PLAN

6.1	Term of the Plan. The Plan, as set forth herein, will become effective upon the date of the adoption of the Plan by the Board as specified in Article 7 and shall continue for a period of 10 years.

6.2	Amendment or Termination. The Board may, at any time and for any reason, amend or terminate the Plan. No Grants will be granted under the Plan after the termination thereof. Neither an amendment to the Plan nor the termination of the Plan will adversely affect any right of any Director with respect to any Restricted Stock theretofore received hereunder without such Director’s written consent.

ARTICLE 7. EXECUTION

To record the adoption of the Plan by the Board on May 21, 2003, the Corporation has caused its duly authorized officer to execute this document in the name of the Corporation.

COASTAL FINANCIAL CORPORATION

By:	/s/ Lee A. Pintar
Lee A. Pintar, Chairman & CEO

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